Exhibit 10.2

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Maximum Principal Amount: $200,000	Dated as of October 22, 2026
New York, New York

UY Scuti Acquisition Corp., an exempt company formed under the law of Cayman Islands (the “Maker”), promises to pay to the order of Xinghui Automotive Technology (Hainan) Co., Ltd., or its registered assigns or successors in interest (the “Payee”), the outstanding principal amount advanced under this Note, up to an aggregate principal amount of Two Hundred Thousand Dollars ($200,000), in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker and the Payee to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The outstanding principal balance of this Note shall be payable by the Maker on the date on which Maker consummates a business combination (the “Maturity Date”). The outstanding principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Drawdown Requests. Maker and Payee agree that Maker may request up to Two Hundred Thousand Dollars ($200,000) for costs reasonably related to Maker’s transaction costs in connection with its proposed business combination. The principal of this Note may be drawn down from time to time prior to the earlier of: (i) December 31, 2027, or (ii) the date on which Maker consummates a business combination, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum aggregate amount available for drawdown under this Note is Two Hundred Thousand Dollars ($200,000). Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker. It is acknowledged that the Maker may have received amounts in respect of drawdowns under this Note prior to the date hereof, and it is agreed that all such sums were received as drawdowns of principal hereunder in anticipation of the execution of this Note.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified above.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from that certain trust account established in connection with the Maker’s initial public offering, which holds the proceeds of the Maker’s initial public offering pending the consummation of the Maker’s initial business combination (the “Business Combination”), as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the Maker’s initial public offering, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against such trust account for any reason whatsoever.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

15. Conversion

(a) Subject to the provisions of Section 15(e) of this Note, at Payee’s option, prior to payment in full of the principal balance of this Note at the Maturity Date or following an Event of Default, Payee may elect to convert up to the Maximum Conversion Amount (as defined below) of the unpaid principal balance of this Note into that number of units, each unit consisting of one share of the Maker and one right, each whole right exercisable for one-fifth (1/5) share of the Maker (the “Conversion Units”), equal to: (x) the portion of the principal amount of this Note being converted pursuant to this Section 15, divided by (y) ten dollars ($10.00), rounded up to the nearest whole number of units. The Conversion Units shall be identical to the units issued by the Maker to the Payee in a private placement upon consummation of the Maker’s initial public offering (“IPO”). The Conversion Units and their underlying securities, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights agreement entered in connection with the Maker’s IPO.

(b) The Maximum Conversion Amount equals to $200,000.00.

(c) Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Units, (iii) Maker shall promptly deliver a new duly executed Note to Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates) (Payee or such other persons, the “Holders”) the Conversion Units, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

(d) The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Units upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion. The Conversion Units shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

(e) Subsidiary Settlement; No Conversion into PubCo Shares. Notwithstanding anything to the contrary in this Note, if, upon or immediately following the closing of the business combination transaction contemplated by the Merger Agreement (as defined below) (the “Closing”), the Holder is, or becomes, a direct or indirect subsidiary of Isdera Inc (“PubCo”), such Holder shall have no right to convert this Note into Conversion Units. Notwithstanding the foregoing, in accordance with Section 14, the Holder may assign this Note to an entity that is not (and will not be as of the Closing) a direct or indirect subsidiary of PubCo, and such assignee may exercise the conversion right in accordance with the terms of this Note. If no such assignment and conversion occurs upon the Closing, the outstanding principal amount of this Note shall be settled or discharged at Closing through (i) cash repayment, (ii) a legally effective intercompany set-off, or (iii) another intercompany settlement mechanism, as determined by the Payee and Maker. No Conversion Units, or shares or rights of PubCo shall be issued to any Holder that is a direct or indirect subsidiary of PubCo pursuant to this Note. The relevant parties to the Merger Agreement shall, and the Payee and Maker shall use their best efforts to cause such relevant parties to, execute such further documents and take such further actions as are reasonably necessary to give effect to the applicable settlement mechanism contemplated by this Section 15(e) and to discharge the obligations of the Payee and Maker hereunder.

As used herein, the term “Merger Agreement” means that certain Agreement and Plan of Merger dated July 18, 2025, by and among the Maker, Isdera Group Limited, a Cayman Islands company, the Payee, Payee’s principal shareholders (the “Principal Shareholders”), a representative of such principal shareholders (the “Principal Shareholders’ Representative”), Isdera Inc, and Isdera Technology Limited, as amended to date.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as deed by the undersigned on the day and year first above written.

UY SCUTI ACQUISITION CORP.

By:	/s/ Jiawen Zhao
	Name:	Jiawen Zhao
	Title:	Interim Chief Financial Officer

Accepted and Agreed:

XINGHUI AUTOMOTIVE TECHNOLOGY (HAINAN) CO., LTD.

By:	/s/ Wenfang Song
Name:	Wenfang Song
Title:	Authorized Signatory

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